EXHIBIT 4.2

                              RADYNE COMSTREAM INC.

               Amendment No. 3 to 1996 Incentive Stock Option Plan


     WHEREAS Radyne ComStream Inc., a New York corporation (the "Company"), considers it desirable and in its best interests that employees of the Company and its subsidiaries and non-employee directors of the Company be given an inducement to acquire a proprietary interest in the Company as an added incentive to advance the interests of the Company;

     WHEREAS on November 13, 1996, the Company's Board of Directors (the "Board") adopted its 1996 Incentive Stock Option Plan (the "Plan");

     WHEREAS the Plan was amended on October 6, 1998 and  February 9, 1999;  and

     WHEREAS the Company has determined that the Plan should be further amended to make non-employee directors eligible to receive options under the Plan.

     NOW, THEREFORE, the Plan is amended as follows:

     1. The first sentence of Section 3 of the Plan is hereby amended to read as follows:

          All employees of the Company and its subsidiaries and all directors of the Company who are not employees of the Company or any subsidiary thereof ("Non-Employee Directors") may be offered an opportunity to participate in the Plan as herein provided.


     2. The first paragraph of Section 7 of the Plan is hereby amended to read as follows:

          Notwithstanding any other provision of the Plan or any agreement evidencing options granted hereunder, each option granted under the Plan shall terminate not later than ten (10) years (five (5) years in the case of an option granted to a Major Shareholder) after the date on which it was granted. Each option granted to an employee of the Company or a subsidiary thereof under the Plan shall be exercisable by the option holder only while he is an employee of the Company, or of a parent or subsidiary of the Company, subject to the provisions of Sections 10, 11 and 12 hereof. Each option granted to a Non-Employee Director under the Plan shall be exercisable by the option holder only while he is a director of the Company, subject to the provisions of Sections 10 and 11 hereof. The date of grant of an option shall, for all purposes, be the date on which the Board makes the determination granting such option.



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     3.   The first  paragraph  of Section  10 of the Plan is hereby  amended to read as follows:

          Upon termination of employment or status as a Non-Employee Director for any reason, except as provided in Section 11 or 12 hereof or in the agreement evidencing such option, a person to whom an option is granted may, at any time within three (3) months after the date of such termination (but in no event later than the date of expiration of the option under the provisions of Section 7 hereof or those of any agreement evidencing such option), exercise the option to the extent, and only to the extent, he was entitled to do so on the date of termination. Any options of terminated optionees not so exercised shall forthwith terminate.

     4.   Section 11 of the Plan is hereof amended to read as follows:

          If any person to whom an option has been granted shall die (i) during the period of his employment by the Company or a parent or subsidiary thereof or in the status of a Non-Employee Director or within three (3) months after the termination of such employment or status and (ii) holding an option which has not been fully exercised, his estate or any person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of such person may, at any time during the six (6) month period (or such longer period as the Board shall in its discretion provide in the agreement evidencing such option) after the date of such death (but in no event after the option has expired under the provisions of Section 7 hereof) exercise the option with respect to the unexercised balance of the shares subject to the option to the extent, and only to the extent, the decedent could have exercised the option immediately before death.

     5.   Section 13 of the Plan is hereby amended to read as follows:

          Each person to whom a stock option is granted under the Plan shall be required to enter into a stock option agreement with the Company, providing, inter alia, that he shall obligate himself: (1) not to disclose any trade or secret data or any other confidential information acquired by him during his employment by the Company or a parent or subsidiary of the Company or while acting as a Non-Employee Director; and (2) to abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Board.

     6. All options granted to Non-Employee Directors under the Plan shall be evidenced by option agreements in such form as may be approved by the Board of Directors of the Company consistent with the terms of the Plan, as modified;



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     7. This  Amendment  shall be of no force or effect  unless  approved,  by a majority vote of the shareholders of the Company, within 12 months following the date set forth in the succeeding paragraph; and

     8. This Amendment shall be considered effective as of April 27, 1999.